Exhibit (1)
                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made this May 4, 2001 day of May 2001, by and between Capital Beverage Corporation ("Capital" and/or "Purchaser"), a Delaware corporation having its principal place of business at 1111 East Tremont Avenue, Bronx, New York 10460 and Prospect Beverages Inc. ("Prospect" and/or "Seller"), a New York corporation having its principal place of business at 700 Columbia Street, Erie Basin, Building 302, Brooklyn, New York 11231-1919 ("Location").

                                   WITNESSETH:

         WHEREAS, Capital desires to purchase all of the assets of Seller's business which relates to the Seller's business of distributing beverages (the "Business"), including, inter alia, beer distribution rights, properties, rights, leases, interests, goods and customer lists of Prospect; and

         WHEREAS, Capital will assume certain liabilities of Prospect; and

         WHEREAS, the parties desire that this Agreement encompass all of the terms and conditions, rights and obligations between them relating to the orderly transfer of all of the assets of the Business and the assumption of certain liabilities of Prospect; and


         WHEREAS, Monty Matrisciani, Daniel Matrisciani and Alex Matrisciani are the shareholders of Prospect and Michael Matrisciani is an officer of Prospect (collectively referred to herein as "Prospect Shareholders"); and

         WHEREAS, the parties desire this Agreement to effectuate a transition by which the principal owners of Prospect will join the management team of Capital to combine the beverage and beer distribution business of Prospect with the beer distribution business of Capital.

         NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

                                    ARTICLE I

                                 SALE OF ASSETS

         1.1 Sale of Assets. Subject to the terms and conditions of this Agreement, Prospect shall sell, convey, assign, transfer and deliver to Capital, and Capital shall purchase from Prospect, on the Closing Date, by appropriate instruments, reasonably satisfactory to Capital and its counsel, all assets, properties, rights, titles and interest of every kind and nature (free and clear of all liens, except as disclosed in writing by Prospect to Capital) which are owned, licensed to or leased by Prospect or otherwise used in the Business of Prospect whether such assets are tangible, intangible, or personal and wherever said assets are located (including all assets of Prospect located at the Location), including, but not limited to, all of the following:

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A.   All  rights  to  distribute  the  brands   including   the  right to be the
     exclusive distributor of The Pabst Brewery Company ("Pabst") in the territory set forth in Prospect's Agreement(s) with Pabst as well as all other distribution rights relating to the above;
B.   All inventory including the inventory listed on Schedule 1.1(B);
C. All cash, cash equivalents and securities and all prepayments and prepaid expenses including those listed on Scheduled 1.1(C), as increased or decreased in the ordinary course of Business;
D. All assignments of equipment and personal property leases, including security deposits (subject to the consent of lessor), listed on Schedule 1.1(D);
E. All assignments of real property leases, including security deposits,listed on Schedule 1.1(E);
F. Accounts receivable including those listed on Schedule 1.1(F), as increased or decreased in the ordinary course of Business;
G.   Customer lists including those listed on Schedule 1.1(G);
H.   Furniture and fixtures and all other tangible personal property  listed  on
     Schedule 1.1(H);
I. All security deposits for utilities, telephones and any other security deposits listed on Schedule 1.1(I);
J.   Trade names listed on Schedule 1.1(J) and Goodwill;

K.   All  rights  existing  under all  purchase  orders  to   purchase  or  sell
     goods or products listed on Schedule 1.1(K) ), as increased or decreased in the ordinary course of Business;

L. Subject to third party consents all rights existing under all contracts or agreements listed on Schedule 1.1(L) (the "Assigned Contracts");

M. Upon the request of Capital, copies of all records pertaining to customer accounts, suppliers, distributors, personnel and agents, and all other books and records, ledgers, accounting records, tax returns, files, correspondence and business records;

N. All claims, deposits, prepayments, refunds, warranties, causes of action, rights of recovery, rights of set-off and rights of recoupment, including those listed on Schedule 1.1(N);

O.   All proprietary rights listed on Schedule 1.1(O);

P. All insurance proceeds received after the date hereof with respect to claims occurring before the Closing Date;

1.2 The assets of Prospect including, but not limited to, the foregoing will hereafter be referred to as the "Assets" or "Purchased Assets". Notwithstanding the foregoing, the assets listed on Schedule 1.2 are excluded from the purchase and sale contemplated hereby.

1.3 Allocation of Purchase Price. The purchase price shall be allocated in accordance with Schedule 1.3.

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                                   ARTICLE II

                  PURCHASE PRICE AND ASSUMPTION OF LIABILITIES

         2.1 Purchase Price. The purchase price ("Purchase Price") for the Assets shall consist of the assumption of the liabilities described in Section
2.3 and the issuance of Five hundred thousand (500,000) shares of the common stock of Capital (the "Shares") which is valued at the lesser of $.86 per share or a discount of 25% from the closing price on the day preceding the Closing Date

         2.2 Issuance of Stock. Capital shall issue to Prospect, or its designees all of whom shall be parties to the Voting Agreement, the common stock of Capital as set forth in Section 2.1 above, at the time of the Closing. Said shares of common stock of Capital may be transferred to the shareholders of Prospect in accordance with written instructions provided to counsel for Capital by counsel for Prospect on or after the Closing Date. The shares of common stock of Capital transferred to Prospect, pursuant to this Agreement, will be restricted securities and will contain the following restrictive legend:

                           "The securities which are represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The securities have been acquired for investment purposes only and not with a view to distribution or resale, and may not be sold, transferred, made subject to a security interest, mortgaged, pledged, hypothecated or otherwise disposed unless and until registered under the Act or an opinion of counsel for the Company is received that registration is not required under such Act or an exemption from registration is available."


2.3 Assumption of Liabilities: The purchaser will, on the Closing Date, assume or satisfy certain of the liabilities and debts of Prospect, as indicated below:

     A. The satisfaction of the debt of Prospect to the LaSalle Bank which Prospect represents does not currently exceed four million ($4,000,000) dollars;

     B. The assumption of the liability evidenced by the promissory note of Prospect to Pabst dated February 8, 2001 which Prospect represents does not currently exceed One Million Three Hundred Thousand ($1,300,000) dollars, plus interest;

     C. The assumption of other operating debt, trade debt and other debts and liabilities of Prospect as reflected or summarized in Prospect's financial statements as defined below and as listed on Schedule 2.3(C), and such other liabilities of Prospect that may be incurred in the ordinary course of business after the date hereof. "Prospect Financial Statements" shall mean financial statements to be prepared by the Prospect accountants and shall include Prospect balance sheet, statements of operations, statements of Stockholders' equity and statements of cash flows for the year ended August 31, 2000 and the seven months ended on March 31, 2001 and for the period ended on the Closing Date.

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2.4  Non-Assumed  Liabilities.  Capital does not assume any loans of Prospect to its shareholders, their Affiliates (as defined herein) or to their families. Such persons shall affirmatively relieve Capital of any obligations pursuant to such loans. In addition, Capital does not assume any other debt or liability other than as presented in section 2.3.

2.5 Taxes Due. Any and all local, New York State and Federal taxes now existing or due on the transactions contemplated in this Agreement, if any, shall be paid as follows:

     A. All taxes reflected on the Prospect Financial Statements or on Schedule 2.3(C) or on the Closing Date Balance Sheet are the responsibility of Capital. In addition, Capital hereby assumes Seller's other taxes incurred in the ordinary course of business, including, but not be limited to, the following taxes, charges or withholdings (accrued or unaccrued):

                        (i)   NYC Corporate
                        (ii)  Any NYS Corporate (Franchise) Tax
                        (iii) FICA
                        (iv) Federal, State, Local Withholding Taxes
                        (v)  FUTA (Unemployment)


     B. Prospect Shareholders will be responsible for such tax, if any, resulting from this transaction as reportable as income or loss under the Subchapter S Rules of the Internal Revenue Code and similar New York State and City taxes.

     C. Notwithstanding the foregoing, Prospect or Prospect's Shareholders shall be responsible for any taxes due for years prior to the year commencing January 1, 2001, including any amounts due pursuant to any future audit by any taxing authority, except as set forth on Schedule 2.3(C).

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                                   ARTICLE III

                    PROSPECT'S REPRESENTATIONS AND WARRANTIES

         Prospect and the Prospect Shareholders represent to Capital as follows:

3.1 Authorization. Prospect has the full power and authority to execute and deliver this Agreement and any other certificates, agreements, documents or other instruments to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "Prospect Ancillary Documents") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Prospect Ancillary Documents by Prospect and the performance by Prospect of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Prospect. The board of directors of Prospect has (and, as of the Closing Date, the shareholders of Prospect will have) approved the execution, delivery and performance of this Agreement and the Prospect Ancillary Documents and the transactions contemplated hereby and thereby. This Agreement and the applicable Prospect Ancillary Documents have been, and will be as of the Closing Date, duly executed and delivered by Prospect and do or will, as the case may be, constitute the valid and binding agreements of Prospect, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.2 Litigations: Except as set forth in Schedule 3.2, there are no actions, suits, proceedings, hearings, orders, investigations, charges , complaints, or claims pending or, to our knowledge, threatened against or affecting Prospect, the Business or the Purchased Assets (or, to our knowledge, pending or threatened against or affecting any of the officers, directors, employees or stockholders of Prospect in their capacities as such), or to which Prospect, the Business or the Purchased Assets may be bound or affected, at law or equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentally, domestic or foreign, and there is no basis for any of the foregoing; neither Prospect nor the Business is subject to any judgement, order or decree of any court or governmental agency; Prospect has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the Business, and neither Prospect nor the Business is engaged in any legal action to recover monies due it for damages sustained by it.

3.3 Title to Assets; Encumbrances. (a) Except as set forth on Schedule 3.3, Prospect has good and marketable title to each and all of the Assets, free and clear of all security interests, liens, encumbrances, mortgages, pledges, equities, charges, assessments, easements, covenants, restrictions, reservations, defects in title or other burdens (collectively, "Liens"). Except for the interests set forth on Schedule 3.3, Prospect will convey to Purchaser on the Closing Date good and marketable title to all the Assets, free and clear of the Liens of any third party. Except as set forth on Schedule 1.2, there are no assets of Prospect that are excluded from sale and purchase hereunder.

     (b) Except with respect to any real property interests, the Purchased Assets so conveyed, will include all of those assets (personal, tangible and intangible) which have been used in the operation of the Business by Seller at the Closing Date.

     (c) All of the machinery, equipment and other tangible personal property and assets of Seller included within the Purchased Assets are sold in "as is" condition.

3.4 Third Party Contracts. (a) Attached hereto as Schedule 3.4 is a list of agreement(s), written or oral, which, inter alia, identify(ies) agreements between Prospect and third parties, copies of which agreements have been given to Purchaser by Prospect ("Assigned Contracts").

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

     (b) Other than as set forth on Schedule 3.4, neither the Prospect shareholders as it relates to the business nor Prospect is a party to, bound by or subject to any contract, agreement or arrangement, whether written or oral, except for (i) this Agreement and the other agreements contemplated thereby, (ii) any contract or order with the same party for the purchase or sale of products or services under which the undelivered balance of such products or services does not exceed $10,000 (iii) any contract, agreement or arrangement under which it is the lessee of, or holds or operates, any personal property owned by any other party calling for payments of less than $20,000 annually.

3.5 Assets - Infringements - To the best of our knowledge, the Assets do not infringe any patent, copyright, common law, literacy right, proprietary right, or trade secret of any third party.

3.6 Taxes. (a) Other than as set forth on Schedule 3.6(a), payment of all New York City and State and Federal income, sales and New York franchise taxes, including penalties and interest, if any, have been made by Prospect for years 1995 through 2000, as shown on the respective tax returns, and Prospect and the Prospect Shareholders know of no audits, disputes deficiencies, adjustments or suits pending between Prospect and the respective taxing authorities.

         (b) Except as set forth an Schedule 3.6(b), Prospect has timely (or by valid extension) filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects. All Taxes due and payable by Prospect have been paid, except as set forth on
Schedule 3.6(b). Prospect has delivered to Purchaser correct and complete copies of all federal income Tax Returns filed with respect to Prospect for taxable periods ended since January 1, 1998. Schedule 3.6(b) contains a list of states and jurisdictions (whether foreign or domestic) in which Prospect is required to file Tax Returns relating to the Business.

3.7 Financial Statements. (a) The Financial Statements (as described below) provided by Prospect to Purchaser were prepared in accordance with generally accepted accounting principals, consistently applied from year to year. As used herein, the phrase "Financial Statements" shall mean the accountants opinion letter, audited balance sheets, statement of cash flows, income statements and related statements of operations of Prospect as of August 31, 1999 and 2000 as prepared by the accounting firm of Chaieftz & Schreiber. The Financial Statements present fairly and accurately the financial condition, results of operations, cash flows, assets and liabilities for the periods covered and as of the dates indicated. Other than as set forth on the Financial Statements or
Schedule 2.3(C), there are no other debts, obligations or liabilities of Prospect.

         (b) Except as set forth of Schedule 3.7(b), all receivables on the Financial Statements are (A) valid obligations incurred in the ordinary course of business, (B) properly reflected in Seller's books and records and (C) free of any counterclaim, or a claim for a charge back, deduction, credit, set-off or other offset, other than as reflected in the allowance for doubtful accounts therefor. No person will have any Lien on any receivables or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment will have been made by Seller with respect to any receivables.

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3.8 Organization and Power; Capitalization; Subsidiaries and Investments. Seller
is a New York corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate the Purchased Assets and to carry on the Business as now conducted. Prospect has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements contemplated hereby and to perform its obligations hereunder and thereunder. Schedule 3.8 accurately sets forth the authorized and outstanding capital stock of Seller, the number of shares of such capital stock issued and outstanding and the names of the shareholders. Seller does not own or control (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other entity or person. The certificate of incorporation and by laws of Seller which will be furnished to Purchaser prior to closing reflect all amendments thereto and are correct and complete.

3.9 No Breach. Except as set forth on Schedule 3.9, the execution, delivery and performance by Prospect and the Prospect Shareholders of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby do not and will not, subject to all necessary consents which will be obtained at or prior to Closing, (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under Seller's certificate of incorporation or bylaws, or any contract, agreement, arrangement, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which Prospect or its shareholders are a party or by which Prospect or its shareholders are bound or affected or to which any of the Purchased Assets is bound or affected, (b) result in the creation or imposition of any Lien upon any of the Purchased Assets, (c) require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other person or entity under, the provisions of any law, statute, rule, regulation, judgment, order or decree or any contract, agreement arrangement, license, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which Prospect or its shareholders are subject, or by which Prospect or its shareholders are bound or affected or to which the Purchased Assets are bound or affected or (d) violate or require any consent or notice under any law, statute, regulation, rule, judgment, decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Prospect or its shareholders or any of the Purchased Assets is subject, or by which Prospect or its shareholders or the Purchased Assets is bound or affected. Except as set forth on Schedule 3.9, no permit, consent, approval or authorization of, declaration to or filing with, or notice to, any governmental authority or any third party is required in connection with the execution, delivery or performance by Prospect or its shareholders of this Agreement or the other agreements contemplated hereby, or the consummation by Prospect of the transactions contemplated hereby or thereby.

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3.10 No Material  Adverse  Changes.  Except as set forth on Schedule 3.10, since
August 31, 2000, there has been no material adverse change in the business, assets, liabilities, financial condition, operating results, employee, customer or supplier relations or prospects of Seller except Capital is aware that there are possible existing defaults under the (a) LaSalle Bank loan agreements and
(b) in connection with the payments due to Pabst, as well as recurring operating losses of the Business.

3.11      Absence of Certain Developments.
         (a) Except as set forth in the attached Schedule 3.11, since August 31, 2000, Seller has conducted its business only in the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to the offering of special sales or incentive programs or the filling of its distribution channels), has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice, and Seller has not:

         (i) discharged or satisfied any material Lien or encumbrance or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practice, or canceled, compromised, waived or released any material right or material claim, other than in the ordinary course of business consistent with past custom or practice;

         (ii) sold, assigned or transferred any of its assets, except for sales of inventory in the ordinary course of business consistent with past custom and practice, or mortgaged, pledged or subjected them to any material Lien, except for Liens for current property Taxes not yet due and payable, or canceled without fair consideration any material debts or claims owing to or held by it;

         (iii) sold, assigned, transferred, abandoned or permitted to lapse any government licenses which, individually or in the aggregate, are material to the Business or any portion thereof, or any of the Proprietary Rights, as defined below, or other intangible assets, or disclosed any material proprietary confidential information to any Person, except in the ordinary course of business consistent with past custom and practice, or granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

         (iv) conducted its cash management customs and practices (including, without limitation, the collection of receivables, payment of payables and maintenance of inventory control and pricing and credit practices (including, without limitation, extension of credit terms or sales discount programs) other than in the usual and ordinary course of business consistent with past custom and practice;

         (v) made any capital expenditures or commitments therefor such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of $50,000.00 on the Closing Date;

         (vi) made any loans with or advances to, or guarantees for the benefit of, or entered into any transaction with Prospect or any of its other stockholders or any employee, officer or director of Prospect, except for the transactions contemplated by this Agreement and for advances consistent with past custom and practice made to Prospect's employees, officers and directors for travel expenses incurred in the ordinary course of business or entered into any transaction, arrangement or contract (including, without limitation, any transfer or any assets or placing a Lien on any assets) except on an arms-length basis in the ordinary course of business consistent with past custom and practice;

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         (vii) suffered any extraordinary loss, damage. destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business or consistent with past custom and practice;

         (viii) received notification, or become aware of facts which would lead a reasonable person to believe, that any material customer or supplier will stop or decrease in any material respect the rate of business done with the Business;

         (ix) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business consistent with past custom and practice;

         (x) assumed or guaranteed any indebtedness (including capitalized lease obligations) involving more than $50,000.00 (either individually or in the aggregate);

         (xi) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person or taken any steps to incorporate any subsidiary;

         (xii) settled or compromised any litigation involving equitable relief or involving any money damages in excess of $50,000.00; or

         (xiii) entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice;

         (b) No party has accelerated, terminated, modified or canceled any Assigned Contract.

         (c) Except as disclosed on Schedule 3.11 (i) no Assigned Contract has been breached materially (and Seller has not received notice of the breach of any Assigned Contract) in any respect or canceled by the other party that has not been duly cured or reinstated, (ii) Prospect has performed all of its obligations required to be performed by it under each of the Assigned Contracts and Seller is not in receipt of any written claim of default under any Assigned Contract, (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any Assigned Contract and (iv) to Prospect's knowledge, Prospect is not a party to any Assigned Contract which, individually or in the aggregate, could have a material adverse effect on this business to be conducted. Each Assigned Contract is valid, binding and enforceable and is in full force and effect, except to the extent enforcement thereof may be limited by applicable bankruptcy or insolvency laws or general equitable principles.

         (d) Purchaser has been supplied with a true and correct copy of all Assigned Contracts, together with all amendments, waivers or other changes thereto.

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         3.12 Proprietary Rights.

         (a) Attached as Schedule 3.12 is a complete and accurate list of all
(i) patented or registered Propriety Rights and pending patent applications and other applications for registration of Proprietary Rights owned or filed by or on behalf of Prospect (including, in each case, an identification of the registration or filing number, the date or registration, and the relevant registration authority, as well as the name, address, telephone and facsimile numbers of the law firm or other group, if any, which has ongoing responsibility for maintaining the registration current); (ii) trade names, corporate names and unregistered trademarks and service marks owned or used by Seller; (iii) material unregistered copyrights and non-confidential descriptions of material trade secrets and confidential information owned or used by Prospect; (iv) software and databases owned or used by Prospect; and (v) licenses or other rights granted by Prospect to any third party with respect to any Proprietary Rights, in each case identifying the subject Proprietary Right.

         (b) "Proprietary Rights" shall mean all of the following owned by, issued to, or licensed to Prospect Beverage or used in the Business, along with all associated income, royalties, damages and payments due from or payable by any third party (including, without limitation, damages and payments for past, present, or future infringements or misappropriations thereof), all other associated rights (including, without limitation, the right to sue and recover for past, present, or future infringements or misappropriations thereof), and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (including, without limitation, the name "Prospect Beverage" and any derivation of the foregoing) and all registrations and applications for registration thereof, together with all goodwill associated therewith; (ii) copyrights and works of authorship, and all registrations and applications for registration thereof; (iii) computer software (including, without limitation, data, data bases and related documentation);
(iv) trade secrets, confidential information, and proprietary data and information (including, without limitation compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, compositions, blends, processes, know-how, manufacturing and production processes and techniques, drawings, specification, designs, plans, improvements, technical data and related information); (v) all patents, patent applications and all proprietary rights associated therewith; (vi) all other intellectual property rights; and (vii) all copies and tangible embodiments of the foregoing, if any (in whatever form or medium). Prospect has taken all necessary actions to maintain and protect the Proprietary Rights which it owns and will continue to maintain and protect such Proprietary Rights prior to the Closing so as to not adversely affect the validity or enforceability of the Proprietary Rights.

         (c) Except as indicated Schedule 3.12: (i) Prospect owns all right, title and interest in and to, or has a valid and enforceable license to use, the Proprietary Rights, free and clear of all Liens; (ii) the loss or expiration of any right in or to the Proprietary Rights or related group of Proprietary Rights has not and would not reasonably be expected to have a material adverse effect on the conduct of the Business, and no such loss or expiration is threatened, pending or reasonably foreseeable; (iii) there have been no claims made against Prospect asserting the invalidity, misuse or unenforceability of any Proprietary Rights, and there are no grounds for the same; (iv) the conduct of the Business has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party, nor would the continued conduct of the Business as currently conducted infringe, misappropriate or otherwise violate the intellectual property rights of any third party; (v) Prospect has not received any notices of, and Prospect is not aware of any facts which indicate a likelihood of, any infringement, misappropriation or other violation by, or any conflict with, any third party, with respect to the Proprietary Rights (including, without limitation, any demand or request that Prospect cease using any Proprietary Rights or license any rights from any third party); (vi) Prospect is not in breach of any license or other grant of rights with respect to the Proprietary Rights; and (vii) the transactions contemplated by this Agreement will not have a material adverse effect on the Purchaser's right, title and interest in and to the Proprietary Rights.

         3.13 Government Licenses and Permits. Attached on Schedule 3.13 is a complete listing of all Government Licenses used by Prospect in the conduct of Business. Except as indicated on Schedule 3.13, Prospect holds or possesses all Government Licenses that are necessary to own and operate the Purchased Assets and to conduct the Business as presently conducted. Prospect is in compliance with the terms and conditions of such Government Licenses and Prospect has not received any notice that is in violation of any of the terms or conditions of such Government Licenses. Prospect has taken all necessary action to maintain such Government Licenses. No loss or expiration of any such Government License is pending, or to Prospect's knowledge, threatened or reasonably foreseeable other than expiration in accordance with the terms thereof.

         3.14 Compliance with Laws. Except as set forth on Schedule 3.14, Prospect, to its knowledge, is in compliance with, and Prospect has not violated any applicable law, rule or regulation of any federal, state, local, or foreign government or agency thereof, the violation of which would have a material adverse affect on the business of Prospect. No notice, claim, charge, complaint, action, suit, proceeding, investigation, or hearing has been received by Prospect or its shareholders or Affiliates or filed, commenced or threatened against Prospect, alleging a violation or liability or potential responsibility under any such law, rule or regulation which has not heretofore been duly cured and for which there is no remaining liability. "Affiliates" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

         3.15 Environmental Matters.

         (A) To the best of our knowledge, Prospect, has complied with and is in compliance with all Environmental Laws, including, without limitation, with respect to all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business. "Environmental Laws" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution and protection of the environment, each as amended and as now or hereafter in effect.

         (B) Prospect, has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental Laws.

         (C) Prospect, has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance), in a manner that has given or would give rise to any obligations or liabilities of any kind or nature pursuant to any Environmental Law or otherwise.

         3.16  Employees and Employee Benefits

         (A) Except as set forth on Schedule 3.16, with respect to current or former employees of Prospect, independent contractors, or the spouses, beneficiaries, or dependents thereof, Prospect does not maintain and has not maintained any employee benefit plan. As of March 31, 2000, there are no liabilities to Teamster Local 812 or to the Teamster Local 812, Benefit Funds.

         (B) All Plans (and related trusts and insurance contracts) comply in form and in operation in all respects with the applicable requirements of ERISA and the Code and the Employee Pension Plans which are employee pension benefit plans (as defined in Section 3(2) of ERISA) meet the requirements of "qualified plans" under Section 401(a) of the Code, and each such Employee Pension Plan has received a favorable determination letter from the Internal Revenue Service.

         (C) Attached as Schedule 3.16 is a list of all Benefit Plans including health and welfare, 401K and/or pension plans or benefit plans currently in effect at Prospect.

         (D) Prospect has not incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC"), the Internal Revenue Service, the Department of Labor, any other governmental agency, and Multiemployer Plan or any Person with respect to any Plan currently or previously maintained by members of the controlled group of companies (as defined in Section 414 of the Code) that includes Prospect (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a risk to Prospect, or any other member of the Controlled Group of incurring such a liability, other than liability for premiums due the PBGC.

         (E) Other than as set forth on Schedule 3.16, Prospect is not a party to any employment or similar agreements with any employee, agent or consultant.

         3.17 Insurance. Schedule 3.17 sets forth list of each insurance policy to which Prospect has been a party, a named insured or otherwise the beneficiary of coverage of any time during the past two years. Prospect maintains insurance policies with coverage customary for entities engaged in similar lines of business. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect, and Prospect is not (and never has been) in breach or default with respect to its obligations under such insurance policies. Schedule 3.17 lists all material claims under such policies since January 1, 1999.

         3.18 Customers and Suppliers. Other than as set forth on Schedule 3.18, Prospect has not received any notice (nor, to our knowledge, is any such notice forthcoming) that any material customer or material supplier intends to terminate or materially reduce it business with the Prospect and no material customer or supplier has terminated or materially reduced its business with Prospect in the last twelve (12) months. Capital has been informed that Prospect has entered into a payment agreement with Pabst regarding current promissory note, which does not exceed One Million Three Hundred Thousand ($1,300,000.00) Dollars. For purposes of this Section, a material customer or supplier shall be any of the Business' top ten customers or suppliers, by dollar volume of business conducted with any such person during the twelve months immediately preceding the date of this Agreement.

         3.19 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Prospect.

         3.20 Affiliate Transactions. Except as set forth on Schedule 3.20, at and after the Closing Date, Capital will not be bound to any affiliated or related party transactions, debts or liabilities of Prospect to its shareholder, officers, directors, Affiliates or their family members.

         3.21 Real Estate. Schedule 3.21 sets forth a list of (a) all real property owned by the Seller; (b) all leases, subleases or other agreements (the "Real Property Leases") under which the Seller is lessor or lessee of any real property; (c) all options held by the Seller or contractual obligations on its respective part to purchase or acquire any interest in real property (as set forth on Schedule 3.21) and (d) all options granted by the Seller or contractual obligations on any such persons' part to sell or dispose of any interest in real property (as set forth on Schedule 3.21) (collectively, the "Real Estate Documents"). All of the Real Estate Documents, true, correct and complete copies of which have been delivered or made available to the Purchaser, are in full force and effect and the Seller has not received any notice of any default thereunder, nor does the Seller anticipate any such notice of default. Except as separately identified on Schedule 3.21 and each landlord's consent, no approval or consent of any person is needed for the Real Estate Documents to continue to be in full force and effect and such documents will not become unenforceable by the Purchaser following the consummation of the transactions contemplated by this Agreement.

         3.22 Disclosure. Neither this Agreement, the schedules and exhibits hereto nor any writing delivered by Prospect to Purchaser in connection with the transactions contemplated hereby contain any untrue statement of a material fact or omits a material fact by Prospect necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Purchaser which materially adversely affects or could reasonably be anticipated to materially adversely affect the Business or the Purchased Assets.

         3.23 Representations on Closing Date. All of the representations and warranties of Prospect and the Prospect Shareholders contained in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered by Prospect to Capital in connection with this Agreement, are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except for changes in the ordinary course of business.

          3.24 Survival of Representations. The representations and warranties set forth in this Article 3, and the Schedules delivered in connection with this
Article 3 and the bring down certificate delivered in accordance with section 7.4(a)(1)(ix) shall survive the Closing Date for a period of one (1) year.

                                   ARTICLE IV
                    CAPITAL'S REPRESENTATIONS AND WARRANTIES

Capital Represents to Prospect and Prospect Shareholders as follows:

         4.1 Authorization. The Purchaser, Capital, has the full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "Purchaser Ancillary Documents") and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Purchaser. The board of directors of Purchaser has approved the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the applicable Purchaser Ancillary Documents will be as of the Closing Date, duly executed and delivered by Purchaser and do or will, as the case may be, constitute the valid and binding agreements of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         4.2 Financial Statements. The financial statements of Capital contained in its Form 10-KSB, as amended, filed with the SEC on April 2, 2001 and April 20, 2001, were prepared in accordance with generally accepted accounting principals, consistently applied from year to year. The Financial Statements present fairly and accurately the financial condition, results of operations, cash flows, assets and liabilities for the periods covered and as the dates indicated. Other than as set forth on the Financial Statements, there are no other debts, obligations or liabilities of Capital.

         4.3 Organization and Power; Capitalization; Subsidiaries and Investments. Capital is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Capital has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its assets and to carry on its business as now conducted. Capital has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements contemplated hereby and to perform its obligations hereunder and thereunder. Schedule 4.3 accurately sets forth the authorized and outstanding capital stock of Capital, all securities in anyway convertible into the capital stock of Capital, the number of shares of such capital stock outstanding and the holdings of the principal stockholders of Capital. Except as set forth on Schedule 4.3, Capital does not own or control (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other entity or person. Schedule 4.3 sets forth a list of all documents filed with the State of Delaware. The certificate of incorporation and by laws of Capital have been furnished to Seller prior to closing reflect all amendments thereto and are correct and complete.

         4.4 No Material Adverse Changes. Except as set forth on Schedule 4.4, since December 31, 2000, there has been no material adverse change in the business, assets, liabilities, financial condition, operating results, employee, customer or supplier relations or prospects of Capital except that there has been recurring operating losses of its business and that Nasdaq has notified the Company of a potential delisting of its securities.

4.5 Government Licenses and Permits. Attached Schedule 4.5 is a complete listing of all government licenses used by Capital in the conduct of its business. Except as indicated on Schedule 4.5, Capital owns or possesses all right, title and interest in and to all of the Government Licenses that are necessary to own and operate its assets and to conduct its business as presently conducted. Capital is in compliance with the terms and conditions of such Government Licenses and Capital has not received any notice that is in violation of any of the terms or conditions of such Government Licenses. Capital has taken all necessary action to maintain such Government Licenses. No loss or expiration of any such Government License is pending, or to Capital's knowledge, threatened or reasonably foreseeable other than expiration in accordance with the terms thereof.

         4.6      Tax Matters

         (a) Capital has timely (or by valid extension) filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects. All Taxes due and payable by Capital have been paid.

         (b) Schedule 4.6 contains a list of states and jurisdictions (whether foreign or domestic) in which Capital is required to file Tax Returns relating to its business.

         4.7 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Capital.

4.8 Disclosure. (i) Neither this Agreement, the schedules and exhibits hereto nor any writing delivered by Capital to Seller in connection with the transactions contemplated hereby contain any untrue statement of a material fact or omits a material fact by Capital necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Seller which materially adversely affects or could reasonably be anticipated to materially adversely affect the business of Capital.

                 (ii) As of their respective filing dates, all documents filed by Capital with the Securities and Exchange Commission since January 1, 2000 (the "SEC Documents") complied in all material respects with the requirements of the Securities Exchange Act of 1934 and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document prior to the date hereof.

         4.9 Representations on Closing Date. All of the representations and warranties of Capital contained in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered by Capital to Seller in connection with this Agreement, are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except for changes in the ordinary course of business.

4.10 Litigations. Except as set forth in Schedule 4.10, there are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints, or claims pending or, to our knowledge, threatened against or affecting Capital (or, to our knowledge, pending or threatened against or affecting any of the officers, directors, employees or stockholders of Capital in their capacities as such), or to which Capital may be bound or affected, at law or equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentally, domestic or foreign, and there is no basis for any of the foregoing; Capital is not subject to any judgement, order or decree of any court or governmental agency; Capital has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to Capital, and Capital is not engaged in any legal action to recover monies due it for damages sustained by it.

4.11 NASDAQ. Capital has advised Prospect and the Prospect shareholders that it has received correspondence from The NASDAQ Stock Market regarding the delisting of Capital's securities from The NASDAQ Stock Market. Copies of the correspondence have been provided to Prospect.

4.12 Insurance. Schedule 4.12 sets forth an accurate description of each insurance policy to which Capital has been a party, a named insured or otherwise the beneficiary of coverage of any time during the past two years. Capital maintains insurance policies with coverage customary for entities engaged in similar lines of business. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect, and Capital is not (and never has been) in breach or default with respect to its obligations under such insurance policies. Schedule 4.12 lists all material claims under such policies since January 1, 1999.

4.13 Customers and Suppliers. Other than as set forth on Schedule 4.13, Capital has not received any notice (nor, to Capital's knowledge, is any such notice forthcoming) that any material customer or material supplier intends to terminate or materially reduce it business with the Capital and no material customer or supplier has terminated or materially reduced its business with Capital in the last twelve (12) months. For purposes of this Section, a material customer or supplier shall be any of the Business' top ten customers or suppliers, by dollar volume of business conducted with any such person during the twelve months immediately preceding the date of this Agreement.

4.14 Compliance with Laws. Except as set forth on Schedule 4.14, Capital, to its knowledge, is in compliance with, and Capital has not violated any applicable law, rule or regulation of any federal, state, local, or foreign government or agency thereof, the violation of which would have a material adverse affect on the business of Capital. No notice, claim, charge, complaint, action, suit, proceeding, investigation, or hearing has been received by Capital or its shareholders or Affiliates or filed, commenced or threatened against Capital, alleging a violation or liability or potential responsibility under any such law, rule or regulation which has not heretofore been duly cured and for which there is no remaining liability.

4.15 Survival of Representations. The representations and warranties set forth in this Article 4, the Schedules delivered in connection with this Article 4 and the bring down certificate delivered in accordance with section 7.4(b)(1)(vii) shall survive the Closing Date for a period of one (1) year.

                                    ARTICLE V

                                    COVENANTS

        5.1 Affirmative Covenants of Prospect. Between the date hereof and the Closing Date, except as otherwise expressly provided herein, Prospect and the Prospect Shareholders will do the following:

     (a) conduct the Business, including, without limitation, the cash management customs and practices of the Business (including the collection of receivables and payment of payables) only in the usual and ordinary course of business in accordance with past custom and practice;

     (b) use best efforts to preserve the present business relationships with all material customers, suppliers and distributors of the Business, to the extent such relationships are beneficial to the Business and promote the effective transition of such customers, suppliers and distributors from Prospect to Purchaser;

     (c) permit Capital and its employees, agents, potential lenders, investors, environmental consultants and accounting and legal representatives to have access, upon reasonable notice, to its books, records, invoices, contracts, leases, key personnel, independent accountants, legal counsel, property, facilities, equipment and other things reasonably related to the Business or the Purchased Assets, including, without limitation, key distributors and/or vendors selected by Purchaser and Prospect for such purposes;

     (d) use best efforts to cause all conditions to Purchaser 's obligation to close to be satisfied; and

     (e) promptly inform Purchaser in writing of any material variances from the representations and warranties contained in Article III hereof.

5.2       Negative Covenants of Prospect.


     (a) Between the date hereof and the Closing Date, except as otherwise provided herein, Prospect will not:

          (i) except as disclosed on Schedule 5.2 or permitted under 5.2(a)(iii) below, take any action that would require disclosure under Article III hereof;

          (ii) take any action or omit to take any action that (the omission of which would) reasonably can be anticipated to have a material and adverse effect upon the business, assets, liabilities, financial condition, operating results, employee, customer or supplier relations or business prospects of Prospect (a "Material Adverse Effect");

          (iii) without the prior written consent of Capital, (A) enter into any contract (1) out of the ordinary course of business or (2) restricting in any way the conduct of the Business, (B) make any loans, (C) increase any officer's or employee's compensation, incentive arrangements or other benefits, (D) pay any dividends, redeem, purchase or otherwise acquire directly or indirectly any of Prospect's issued and outstanding capital stock, or any outstanding rights or securities exercisable or exchangeable for or convertible into capital stock of Prospect, or otherwise make any distribution to any of the shareholders of Prospect, (E) amend Prospect's charter or bylaws or issue or agree to issue any capital stock or any rights to acquire, or securities convertible into or exchangeable for, any of its capital stock, (F) directly or indirectly engage in any transaction, arrangement or contract with any officer, director, partner, stockholder or other insider or affiliate of Prospect which is not at arm's length, (G) execute any guarantee, issue any debt or borrow any money, except from suppliers or under existing credit facilities in the ordinary course of business, or buy or sell any assets out of the ordinary course of business or (H) settle or compromise any litigation involving any injunctive relief or involving any payment(s) in excess of $50,000; or

          (iv) enter into any transaction, arrangement or contract (including, without limitation, any transfer of any of the Purchased Assets or placing a Lien on any of the Purchased Assets) except on an arm's-length basis in the ordinary course of business consistent with past custom and practice. (v) other than as set forth on Schedule 5.2, Prospect has not taken any of the actions prohibited in this Section
          5.2 since August 31, 2000.

     (b) Neither Prospect, nor any officer, director, employee, stockholder, agent, representative or affiliate thereof shall (i) until the earlier of the Closing Date or the date this Agreement is terminated, discuss or pursue a possible sale, recapitalization or other disposition of Prospect, any securities or substantial portion of the assets of Prospect, or the Business or any portion thereof with any other party or provide any information to any other party in connection therewith or (ii) disclose to any other party the terms of this Agreement (except as may be required by law or the requirement of any securities exchange on which any party's securities are traded). Prospect nor any of their respective Affiliates shall, by pursuing the transactions contemplated hereby, violate the terms of any other agreement or obligation to which any of them is subject, and Prospect shall inform Purchaser of any competing or conflicting offer by any other party.

5.3 Stockholder Approval by Prospect. Prospect shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable or act by written consent for the purpose of obtaining the approval of Prospect's stockholders to this Agreement and the transactions contemplated hereby. The board of directors of Prospect will (i) unanimously recommend approval of this Agreement and the transactions contemplated hereby and (ii) the Prospect Shareholders will agree to approve this Agreement and the transactions contemplated hereby.

5.4 Affirmative Covenants of Capital. Between the date hereof and the Closing Date, except as otherwise expressly provided herein, Capital will do the following:

     (a) conduct its business, including, without limitation, the cash management customs and practices of its business (including the collection of receivables and payment of payables) only in the usual and ordinary course of business in accordance with past custom and practice;

     (b) use best efforts to preserve the present business relationships with all material customers, suppliers and distributors of its business, to the extent such relationships are beneficial to its business;

     (c) use best efforts to cause all conditions to Seller's obligation to close to be satisfied;

     (d) promptly inform Seller in writing of any material variances from the representations and warranties contained in Article IV hereof;

     (e) Take all  necessary  action to  advise  NASDAQ  of the  listing  of the
     additional   shares  being  issued  in  connection  with  the  transactions contemplated by this Agreement;

     (f) Comply with the Securities and Exchange Act of 1934, as amended; and

     (g) Prosecute the necessary applications in connection with obtaining the necessary financing to complete the transactions contemplated by this Agreement.

5.5 Negative Covenants of Capital

     (a) Between the date hereof and the Closing Date, except as otherwise provided herein, Capital will not:

          (i) except as disclosed on Schedule 5.5 or permitted under 5.5(a)(iii) below, take any action that would require disclosure under Article IV hereof;

          (ii) take any action or omit to take any action that (the omission of which would) reasonably can be anticipated to have a material and adverse effect upon the business, assets, liabilities, financial condition, operating results, employee, customer or supplier relations or business prospects of Capital (a "Material Adverse Effect");

          (iii) without the prior written consent of Prospect, (A) enter into any contract (1) out of the ordinary course of business, (2) to merge or consolidate with another company or (3) restricting in any way the conduct of its business, (B) make any loans, (C) pay any dividends, redeem, purchase or otherwise acquire directly or indirectly any of Capital's issued and outstanding capital stock, or any outstanding rights or securities exercisable or exchangeable for or convertible into capital stock of Capital, or otherwise make any distribution to any of the shareholders of Capital, (D) amend Capital's charter or bylaws or issue or agree to issue any capital stock or any rights to acquire, or securities convertible into or exchangeable for, any of its capital stock, (E) execute any guarantee, issue any debt or borrow any money, except from suppliers or under existing credit facilities in the ordinary course of business, or buy or sell any assets out of the ordinary course of business, in each case except as may be required by this Agreement, or (F) issue any securities other than in connection with the consummation of the transactions contemplated by this Agreement.

          (iv) enter into any transaction, arrangement or contract (including, without limitation, any transfer of any of its assets or placing a lien on any of its assets) except on an arm's-length basis in the ordinary course of business consistent with past custom and practice.

          (v) allow Anthony Stella or Carmine Stella to in any way transfer or assign any of the shares of common stock of Capital owned by them.

          (vi) allow Carmine Stella to withdraw the accrued dividend of $200,000 owed to him by Capital at a rate in excess of $25,000 per fiscal quarter.

          (vii) pay any dividend, except as provided for in (vi) hereof and except for dividends payable on any series of preferred stock issued after the Closing Date which is approved by Capital's Board of Directors, for as long as a mortgage remains on the Security Property, as defined herein.


5.6 Survival. - The provisions of sections 5.5(a)(vi)and 5.5(a)(vii) shall survive the Closing Date.


                                   ARTICLE VI

                        CERTAIN COVENANTS AND AGREEMENTS

6.1 Reasonable Efforts: Further Assurances. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected as soon as possible, in accordance with the terms hereof and shall co-operate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

6.2 Review of Prospect. Prospect shall deliver to Purchaser, or its representatives and lenders, true, complete and correct copies of all documents referred to in this Agreement or in any schedule furnished to Purchaser pursuant to this Agreement. Prospect shall permit Purchaser or its representatives to have, upon reasonable notice (and provided it will not cause undue disruption of the conduct of their business), full access to the Location and to all of the books and records. Until such time as the Closing Date, Purchaser shall keep Confidential Information (as defined below) obtained from Prospect confidential, and will use same only to perform its obligations under the Agreement. Purchaser confirms that it will not utilize any information concerning Prospect in any detrimental manner to Prospect. In the event of termination of this Agreement, Purchaser shall return forthwith to Prospect the original and all copies of any schedules, statements, documents or other written information obtained in connection therewith. This Section shall survive termination of this Agreement. "Confidential Information" as used in this Agreement includes, but is not limited to, records, lists, and knowledge of Prospect's customers, suppliers, methods of operation, processes, trade secrets, methods of determination of prices, financial condition, profits, sales, net income, and indebtedness, as the same may exist from time to time. "Confidential Information" as used in this Agreement does not include information which (a) is otherwise known to Purchaser (as evidenced by Purchaser's written records), (b) is or enters into the public domain other than through the actions or omissions of Purchaser in violation of this Agreement, (c) is disclosed to or transferred to Purchaser, subsequent to disclosure or transfer by Prospect, by a third party who, to Purchaser's knowledge, is not subject to a confidentiality obligation to Prospect, or (d) is independently developed by Purchaser, its employees or its agents, provided that such information is not based on data or other information received from Prospect.

6.3 Bulk Sale. Following the execution of this Agreement and at least ten (10) days prior to the closing thereof, Prospect shall furnish a list of Prospect's existing creditors to the Purchaser, signed and sworn to or affirmed by Prospect or its agent. Such list shall contain the names and business addresses of all creditors of Prospect, both personal and business, and whether general or secured, with the amounts owing when known, and also the names of all persons who are known to Prospect to assert claims against Prospect even though such claims are contingent or disputed.

6.4 Registration Rights. Commencing one (1) year after the Closing Date, Prospect or its designees or its shareholders shall have piggyback registration rights for the Shares, subject to an underwriter cut-back in the case of an underwritten offering, in which case the number of Shares that shall be registered on behalf of Prospect or its designees or its shareholders shall represent the same percentage as the percentage of shares of the total number of Shares to be registered by persons, other than Capital, bears to the total number of such securities requested to be registered by such persons. In the event Capital, on behalf of any selling shareholder, proposes to file a registration statement for the registration of the sale of Common Stock (other than a registration statement on Form S-4 or S-8 or relating to one filed on behalf of selling shareholders who purchased stock in a private placement offering), Capital shall, at the request of Prospect, include the Shares in such registration statement. All costs of such registration (other than underwriting discounts and commissions and legal fees of Prospect's counsel) shall be borne by Capital. These rights shall expire at such time as Prospect or its designees or its shareholders are able to sell the Shares pursuant to Rule 144 without any volume limitation. Notwithstanding the above, if at any time during the one (1) year period after the Closing Date either Carmine or Anthony Stella include any of their securities in a registration statement, then the piggyback registration rights provided by this section 6.4 shall be available to Prospect or its designees or its shareholders.

6.5 Board Representation. At the Closing, Capital agrees to take all necessary action to elect Michael Matrisciani to Capital's Board of Directors, to serve until the next annual meeting of shareholders of Capital (which shall be held no later than September 30, 2001). At such annual shareholders meeting, Capital will nominate a new Board of Directors comprised of an equal number of designees of the Prospect Shareholders and an equal number of designees of Carmine Stella and Anthony Stella. Each of the Prospect Shareholders and Messrs. Stella and Stella shall vote their respective shares in favor of each other's nominees to the Board, thereafter and from time to time thereafter at each shareholders meeting in accordance with the terms of the Voting Agreement. Each of the Prospect Shareholders and Messrs. Stella and Stella shall execute the Voting Agreement attached hereto as Exhibit A.

                                   ARTICLE VII

                                     CLOSING

         7.1 Closing. The Closing Date for this transaction will take place at such place as may be agreed upon by the parties hereto, within thirty (30) days following the date as of which the conditions to each party's obligations have been satisfied. ("Closing Date"), at 10:00 AM, or at such other date as may be agreed upon in writing by the parties hereto.

         7.2 Termination. In the event that this matter cannot be closed on or before July 31, 2001, either party may terminate this Agreement on ten (10) days notice to the other.

         7.3 Effecting Conveyance and Transfer. On the Closing Date, Prospect will deliver to Purchaser such documents, bills of sale, endorsements, assignments and other sufficient instruments of transfer as shall be effective to vest in and transfer to Purchaser all of Prospect's title to and interest in the Assets and, simultaneously with such delivery, Prospect will take such steps as may be reasonably necessary to place Purchaser in actual possession and control of the Assets.

         7.4 Conditions to Closing.

                   (a) Except as otherwise expressly provided herein, the obligation of Capital to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date (or the waiver by Capital) of the following conditions:

                  (1) Prospect agrees to execute and/or deliver on or before the Closing Date all documents contemplated by this Agreement which shall include, without limitation, the following:

     (i) resolutions of the Board of Directors and Shareholders of Prospect approving the transaction;

     (ii) a certificate evidencing that Prospect's corporate status is in "good standing" from the
Secretary of State, State of New York;

     (iii) Bill of Sale (which will include rights to all proprietary rights to Prospect) attached hereto as Exhibit B (the "Bill of Sale");

     (iv) the Assignment and Assumption Agreement attached hereto as Exhibit C (the "Assignment and Assumption Agreement");

     (v) Assignments of truck leases and equipment and other personal property leases together with all material third party consents;

     (vi) Assignment of real estate leases and or the delivery of a sublease to the premises located at 700 Columbia Street, Brooklyn, NY, together with all landlord consents and the assignment of the corresponding security deposit;

     (vii)  Letters  from  Monty   Matrisciani,   Daniel  Matrisciani  and  Alex
     Matrisciani regarding their confirmation that Capital is not responsible for the debt of Prospect to them;

     (viii) Investment representation letters to Capital, in form and substance satisfactory to Capital from Prospect, Prospect Shareholders or their designees;

     (ix) A bring-down officer certificate certifying that the representations and warranties set forth in Article 3 and the Schedules to this Agreement are true and correct in all respects at and as of the Closing Date as though then made, except for such changes as may be incurred in the ordinary course of business or as contemplated by this Agreement;

     (x) Delivery of a balance sheet dated the closing of business the day preceding the Closing Date.

     (xi) execution and delivery of the Voting Agreement, in the form attached hereto as Exhibit D;

                  (2) Capital shall have received financing from a banking institution in an amount which shall be approximately $4,000,000 and which financing will close simultaneous with the acquisition of the assets of Prospect and will provide Capital with sufficient funds to satisfy the obligations of Prospect as set forth in section 2.3A. In connection with such financing, the Prospect Shareholders shall execute such documents as may be required by Capital's financing institution, upon such terms which are subject to the approval of the Prospect Shareholders, which approval shall not be unreasonably withheld, in order to pledge, assign, mortgage or otherwise encumber their property located at 500 Fourth Avenue, Brooklyn, New York, in order to secure their guarantee of the financing, (the "Security Property") which is currently owned by Addie Realty Properties, Inc., a corporation which is owned by certain of the Prospect Shareholders. The financing documents shall provide that the Prospect Shareholders shall have a right of subordination as against Capital or any successor-in-interest in the event the property is foreclosed or is actually utilized to satisfy any obligation of Capital and that Carmine Stella shall be personally guaranteeing the bank financing.

(3) The receipt of the consent and approval by Pabst to permit Capital to become the distributor of Pabst's products in the Territory which Prospect currently serves;

(4) Prospect shall have performed all of the convenants and agreements required to be performed by Prospect prior to the Closing Date.

(5) All third party or governmental consents shall have been obtained to the extent required in this Agreement and the assignment of all Assigned Contracts;

(6) No action or proceeding shall be pending or threatened which if successful would have a material adverse effect on the Business;

(7) The Assets shall be transferred free and clear of any and all Liens, except as indicated with respect to LaSalle Bank; and

(8) The delivery of Prospect's unaudited financial statements for the quarter ended March 31, 2001.

(9) Capital shall have received documentation from Lasalle which releases all Liens on the purchased assets, in such form which is reasonably acceptable to Capital.

                   (b) Except as otherwise expressly provided herein, the obligation of Prospect to consummate the transaction contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date (or the waiver by Prospect) of the following conditions:

                  (1) Capital agrees to execute and/or deliver on the Closing Date all documents as contemplated by this Agreement which shall include, without limitation, the following:

               (i ) resolution of Capital's Board of Directors; -

               (ii) a certificate evidencing that Purchaser's corporate status is in "good standing" from the Secretary of State, State of Delaware;

               (iii) the Employment Agreements for each of Monty Matrisciani, Daniel Matrisciani, Alex Matrisciani and Michael Matrisciani attached as Exhibit E respectively;

               (iv) share certificates for capital stock to be issued to Prospect;

               (v) the assumption of the Teamsters Local 812 Union Agreement by Capital;

               (vi) reasonable proof of health insurance coverage for the persons listed on Schedule 7.4(b)(1)(vi);

               (vii) a bring-down officer certificate certifying that the representations and warranties set forth in Article 4 are true and correct in all respects at and as of the Closing Date as though then made, except for such changes as may be incurred in the ordinary course of business or as contemplated by this Agreement;

               (viii) Capital shall have performed all of the convenants and agreements required to be performed prior to the Closing Date.

               (ix) execution and delivery of the Voting Agreement, in the form attached hereto as Exhibit F;

               (x) the Assignment and Assumption Agreement;

               (xi) Delivery of copy of NASDAQ additional share listing filings; and

               (xii) Form 10Q-SB for the period ended March 31, 2001;

               (xiii) Assignment of real estate leases or the delivery of a sublease to the premises located at 700 Columbia Street, Brooklyn, NY, together with all landlord consents and the assignment of the corresponding security deposit.

(2) LaSalle shall provide the complete satisfaction of the obligations of Prospect as set forth in section 2.3(A), including the receipt by Prospect of the appropriate UCC releases, original promissory notes and guarantees.

(3) Receipt by Prospect from Pabst of a satisfaction of indebtedness, return of the original promissory note and guarantees, if any.

(4) The filing by Capital of Form 8594 along with all payments of taxes due in connection with such filing.

(5) Prospect  shall have  approved the terms of  financing  in  accordance  with section 7.4(a) 2 and that the financing documents provide that Addie Real Properties, Inc. or its shareholders shall have a right of subordination as against Capital or any successor-in-interest in the event the property is foreclosed or is actually utilized to satisfy any obligation of Capital.

                                  ARTICLE VIII

                                 INDEMNIFICATION


8.1 Indemnification.

                  (a) Prospect Indemnification. Prospect and the Prospect shareholders, jointly and severally, agree to indemnify Purchaser and its Affiliates and their respective officers, directors, employees and representatives (the "Purchaser Indemnitees"), and hold them harmless against any actual loss, liability, deficiency, damage or expense (including reasonable legal fees and expenses and including interest and penalties) (a "Loss") which any Purchaser Indemnitee may suffer, sustain or become subject to, as a result of (i) the breach by Prospect or Prospect Shareholders of any representation, warranty, covenant or agreement made by Prospect or Prospect Shareholders contained in this Agreement or in any writing, schedule, closing document or financial statement delivered by Seller in connection with this Agreement, (ii) any action, demand, proceeding, investigation or claim by any party (including governmental agencies) against or affecting any Purchaser Indemnitee, the Business (as operated by Prospect) or the Purchased Assets which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties, covenants or agreements of Prospect or Prospect shareholders, (iii) any claims of any brokers or finders claiming by, through or under Prospect or Prospect shareholders or (iv) the assertion against any Purchaser Indemnitee of any liability or claim against any Purchaser Indemnitee relating to any Non-Assumed Liability as set forth in section 2.4.

                  With respect to any claim or claims for breaches or alleged breaches of representations and warranties contained in Article 3 hereof Prospect and its shareholders will not be liable with respect to any such breach or alleged breach unless written notice of a possible claim for indemnification with respect to such breach or alleged breach is given by Purchaser (i) on or before twelve (12) months after the Closing Date (the "Survival Date"), it being understood that so long as such written notice is given on or prior to the Survival Date regarding any actual or potential claim, such representations and warranties shall continue to survive until such matter is resolved, notwithstanding the passing of the Survival Date. Notwithstanding the foregoing, any breaches or alleged breaches of the covenants or agreements contained herein, shall survive the Closing and will be subject to the applicable statute of limitations.

                  (b) Purchaser Indemnification. Purchaser agrees to indemnify Prospect and its respective officers, directors, employees and representatives (the "Seller Indemnitees") and hold them harmless against any actual Loss which any Prospect Indemnitee may suffer, sustain or become subject to, as the result of (i) the breach by Purchaser of any representation, warranty, covenant or agreement made by Purchaser contained in this Agreement or in any writing schedule, closing document or financial statement delivered by Purchaser in connection with this Agreement, (ii) any action, demand, proceeding, investigation or claim by any party (including governmental agencies) against or affecting any Seller Indemnitee which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties, covenants or agreements of Purchaser, (iii) any claims of any brokers or finders claiming by, through or under Purchaser, or (iv) any claims by a third party relating to any liabilities assumed by Capital.

                  With respect to any claim or claims for breaches or alleged breaches of representations and warranties contained in Article 4 hereof Capital will not be liable with respect to any such breach or alleged breach unless written notice of a possible claim for indemnification with respect to such breach or alleged breach is given by Seller (i) on or before twelve (12) months after the Closing Date (the "Survival Date"), it being understood that so long as such written notice is given on or prior to the Survival Date regarding any actual or potential claim, such representations and warranties shall continue to survive until such matter is resolved, notwithstanding the passing of the Survival Date. Notwithstanding the foregoing, any breaches or alleged breaches of the covenants or agreements contained herein, shall survive the Closing and will be subject to the applicable statute of limitations.

                  (c) Defense of Claims. If a party hereto seeks indemnification under this Section 8.1, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation (a "Proceeding") shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.1, the Indemnified Party shall within 30 days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party. The Indemnifying Party, if it so elects, shall assume and control the defense of such proceeding (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided, however, that in the event any proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to Section 8.1, the Indemnified Party may elect to participate in a joint defense of such proceeding (a "Joint Defense Proceeding") for which the expenses of such joint defense will be shared equally by such parties and the employment of counsel shall be reasonably satisfactory to both parties. If the Indemnifying Party elects to assume and control the defense of a proceeding, it will provide notice thereof within 30 days after the Indemnified Party has given notice of the matter and if such proceeding is not a Joint Defense Proceeding, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or
(ii) the Indemnifying Party has failed to assume the defense and employ counsel. The Indemnifying Party shall not be liable for any settlement of any proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnified Party; provided that no settlement of a Joint Defense Proceeding may be effected without the written consent of both parties. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any proceeding, the defense of which the Indemnifying Party has elected to assume, the Indemnifying Party shall indemnify the Indemnified Party with respect to the settlement or judgment. If the Indemnifying Party elects to assume and control the defense or in the event of a Joint Defense Proceeding, the Indemnified Party shall take all reasonable efforts necessary to assist the Indemnifying Party in such defense.

                  (d) Payments. Any payment pursuant to a claim for indemnification shall be made not later than 30 days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the basis and, the amount of the claim, unless the claim is subject to defense as provided in Section 8.1 (c) or is a dispute, claim or controversy which is the subject of an unresolved arbitration proceeding pursuant to Section 9.5, in which case payment shall be made not later than 30 days after the amount of the claim is finally determined after arbitration or litigation (except for legal fees which will be discharged as incurred). Any payment required under this Section which is not made when due shall bear interest at the rate of 9% per annum.
                  (e) (i) No payment is required to be made for indemnification by Prospect or the Prospect Shareholders unless the aggregate amount of actual Losses to Capital exceeds $250,000 and then only to the extent that this threshold has been exceeded.

          (ii) No payment is required to be made for indemnification by Capital unless the aggregate amount of actual Losses to Prospect or the Prospect Shareholders exceeds $250,000 and then only to the extent that this threshold has been exceeded. This exception shall not apply to any payments made in accordance with section 8.1(b)(iv).

                   (f) (i) Nothing contained in this Article or in Section 3.26 will limit the applicable statute of limitations of liability or a claim for indemnification by Capital for the failure by Prospect to disclose claims or liabilities actually known by Prospect on/or prior to the Closing Date or for fraud.

          (ii) Nothing contained in this Article or in Sections 4.15 will limit the applicable statute of limitations of liability or a claim for indemnification by Prospect for the failure by Capital to disclose claims or liabilities actually known by Capital on/or prior to the Closing Date or for fraud.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1 Mutual Assistance and Records. Each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by Purchaser and Seller in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, Seller and Purchaser at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested. The Purchase Price shall be allocated among the Purchased Assets in accordance with the methodology described on Schedule 1.3 hereof and the parties will file a Federal IRS Form 8594. Each of the parties hereto covenants and agrees to prepare and timely file all applicable Tax Returns and information reports in accordance with the allocations developed by the parties.

                  9.2 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be solely responsible for and shall bear its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and disbursements of counsel and other advisors).

                  9.3 Specific Performance. Each party hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed by such party in accordance with their specific terms or are otherwise breached. Accordingly, each party hereto agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement or in any schedules or closing documents delivered in connection therewith and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in New York State and the matter in addition to any other remedy to which it may be entitled pursuant hereto.


9.4 Survival. Each and every representation and warranty set forth in Articles 3 and 4 shall survive the Closing Date for a period of one year, unless extended pursuant to the provisions of Article 8. All other covenants and agreements set forth in this agreement shall survive the Closing Date in accordance with the applicable statute of limitations.

                  9.5      Arbitration Procedure.
                           ---------------------

                  (a) Each of the parties hereto agrees that they will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.

                  (b) Any dispute, claim or controversy that cannot be resolved by the parties through good faith negotiations within 30 days of the notification to the other party of the commencement of the dispute resolution procedures of this Section 9.4 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three
(3) arbitrators. Such arbitrator shall be mutually agreeable to the parties. If the parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of New York. The arbitration will be conducted in the English language in New York City. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction of the parties.

                  (c) Nothing contained in this Section 9.4 shall prevent any party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such party or its Affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party hereto to assert any claim or defense.

                  9.6 Further Transfers. Seller shall cause its Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets. Seller shall execute such documents as may be necessary to assist Purchaser in preserving or perfecting its rights in the Purchased Assets. Purchaser shall execute and deliver such further instruments and take such additional actions as Seller may reasonably request to effect or consummate the assumption by Purchaser of the assumed liabilities.

                  9.7 Transition Assistance. Seller and its Affiliates will not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with Purchaser and its Affiliates after the date of this Agreement as were maintained with the Seller and its Affiliates prior to the date of this Agreement.

                  9.8 Best Efforts To Consummate Closing Transactions. On the terms and subject to the conditions contained in this Agreement, each of the parties hereto agrees to use their best efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including but not limited to the satisfaction of all conditions thereto set forth herein.

                  9.9 Employees and Employee Benefits. The parties acknowledge and agree that, from and after the Closing, Purchaser shall have the right (but not the obligation) to interview any of Seller's employees and to elect which employees (if any) which Purchaser shall have the sole and exclusive right to
(i) offer employment to and hire and (ii) set all terms and conditions of employment that any person so hired by Purchaser shall receive. Except as set forth on Schedule 9.9 or as set forth on the Closing Date Balance Sheet, Seller will be responsible for, and will pay and hold Purchaser harmless in respect of, all salary, wages, commissions and other compensation, withholding, payroll and other Taxes, benefits and other amounts which are or become payable to or in respect of any employee of Seller by reason of his or her employment by Seller. Purchaser will not be responsible to compensate any person in which it does not hire.
                  9.10 Advice of Counsel. The parties acknowledge and confirm that they have been advised by counsel as to the consequences of this Agreement and that they fully intend to be bound by these provisions.

                  9.11 Notices. All notices made pursuant to the terms of this Agreement, shall be made in writing, sent by Express Mail or by Federal Express to the parties at the following addresses:

          A. If to Prospect or to any or all of the Matriscianis, or to the Prospect Shareholders, notices to be sent to:

                           (i)      Monty Matrisciani at his home address at:
                                    165 West County Road
                                    Colts Neck, NJ  07722

(ii)     Barry Wadler, Esq. at
                                    630 Third Avenue
                                    New York, NY  10017

B.       If to Capital, notices to be sent to:

(i)      Mr. Carmine Stella
                                    Capital Beverage Corp.
                                    700 Columbia Street
                                    Erie Basin, Building 302
                                    Brooklyn, NJ  11231-1919

(ii)     William J. Dealy, Esq.
                                    Dealy & Trachtman, LLP
                                    225 Broadway, Suite 1405
                                    New York, NY  10007-3001

          9.12 Construction. This Agreement is made in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York;

               i. The parties agree that the language of this Agreement shall not be interpreted against the drafter; and

               ii. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect.However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

          9.13  Headings.   The  headings  in  this  Agreement  are  solely  for
          convenience and shall be given no effect in the interpretation of this Agreement.

          9.14 Waiver. Waiver by any party of any breach or its failure to exercise any right under this Agreement shall not be deemed a continuing waiver or a waiver of any subsequent breach or right. The failure of any party to take action at the earliest possible time to redress any such breach or to exercise any such right shall not deprive such party of the right to take action at any subsequent time while such breach or condition giving rise to such right continues.

          9.15 Severability. If any provision of this Agreement shall be held invalid or unlawful, such invalidity shall not affect the other provisions hereof, and to this extent the provisions of this Agreement are intended to be and shall be deemed severable.

          9.16 Binding. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

          9.17 Entire Agreement. This Agreement contains the full agreement of the parties hereto concerning the subject matter hereof. This Agreement shall not be modified, amended, altered, discharged or terminated, except pursuant to a writing signed by the party(ies) charged.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

         PROSPECT BEVERAGES, INC.

         By: /s/ Monty Matrisciani
             ----------------------

         Name: Monty Matrisciani
              ---------------------

         Title:   President
                  ----------

         Dated:      5/4/01
                   ---------

         SHAREHOLDERS AND OFFICERS OF PROSPECT BEVERAGES, INC.
         (Both for the Corporation and individually where appropriate).

         /s/ Monty Matrisciani                  5/4/01
         ---------------------                 --------
         MONTY MATRISCIANI                       Date

         /s/ Michael Matrisciani                5/4/01
         -----------------------               --------
         MICHAEL MATRISCIANI                     Date

         /s/ Daniel Matrisciani                 5/4/01
         ----------------------                --------
         DANIEL  MATRISCIANI                     Date

         /s/ Alex Matrisciani                   5/4/01
         ---------------------                 --------
         ALEX MATRISCIANI                        Date


         CAPITAL BEVERAGE CORPORATION


         By:  /s/ Carmine Stella
              --------------------


         Name:  Carmine Stella
                ---------------


         Title:  President
                -----------


         Date:    5/4/01
               ------------


         SOLEY WITH RESPECT TO SECTION 5.5a (v) AND (vi):

         /s/ Carmine Stella          /s/ Anthony Stella
         Carmine Stella                  Anthony Stella